Filed Pursuant to Rule 433
Registration Statement No. 333-259205

Key Terms (Subject to Change):
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78016NSY4
Trade Date:	August 28, 2023
Issue Date:	August 31, 2023
Valuation Date:	February 28, 2025
Maturity Date:	March 5, 2025
Reference Assets:	Energy Select Sector SPDR® Fund, Nasdaq-100 Index® and S&P 500® Index
Lesser Performing Reference Asset:	The Reference Asset with the lowest Percentage Change between the Trade Date and the Valuation Date
Observation Dates and Coupon Payment Dates:	Monthly, as set forth in the preliminary terms supplement
Call Observation Dates and Call Settlement Dates:	Quarterly, beginning on February 28, 2024, as set forth in the preliminary terms supplement
Contingent Coupon Rate:	9.25% per annum. The Contingent Coupon will be paid on each Coupon Payment Date if the closing level of each Reference Asset is greater than or equal to its Coupon Barrier.
Call Feature:
If, on any quarterly Call Observation Date beginning on February 28, 2024, the Observation Level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called, for 100% of the principal amount plus the related Contingent Coupon.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Coupon Barrier and Trigger Levels:	For each Reference Asset, 70% of its Initial Level.
Payment at Maturity:
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
For each $1,000 in principal amount, $1,000 plus the final Contingent Coupon, unless the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level.
If the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, you will lose 1% of the principal amount for each 1% decrease in the level of that Reference Asset.

Initial Level:	For each Reference Asset, its closing level on the Trade Date.
Final Level:	For each Reference Asset, its closing level on the Valuation Date.
Underwriting Discount and Commissions:	1.875% of the principal amount.
Product Characteristics
•	If each Reference Asset closes at or above its Coupon Barrier as of a given Observation Date, the Notes will pay the Contingent Coupon on the applicable Coupon Payment Date.
•
If the closing level of each Reference Asset on any quarterly Call Observation Date (beginning on February 28, 2024) is at or above its Initial Level, the Notes will be automatically called at the principal amount plus the Contingent Coupon on the applicable Call Settlement Date.

•
If the Notes are not automatically called and the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Trigger Level, the Notes will pay the principal amount plus the Contingent Coupon.

•	If the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, you could lose your entire investment.
Hypothetical Scenario Analysis
DETERMINING PAYMENT FOR EACH OBSERVATION DATE

The Notes will not be automatically called and you will not receive the relevant Contingent Coupon for the applicable Observation Date.
DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount of your notes for each 1% decrease in the level of the Lesser Performing Reference Asset.
Investors could lose some or all of their investment at maturity if there has been a decline in the level of the Lesser Performing Reference Asset.
Key Product Risks
•
This investment may result in a loss of up to 100% of principal. If the Notes are not automatically called and the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decrease in the closing level of the Lesser Performing Reference Asset from the Trade Date to the Valuation Date.

•
The Notes do not guarantee the payment of any Contingent Coupons over their term. You will not receive the Contingent Coupon in respect of any Observation Date where the closing level of one or both of the Reference Assets is less than its Coupon Barrier.

•	The return potential of the Notes is limited to the Contingent Coupons, and you will not participate in any appreciation in the levels of the Reference Assets, which may be significant.
•
Although the return on the Notes will be based on the performance of the Reference Assets, the payment of any amount due on the Notes is subject to RBC’s credit risk. Investors are dependent on RBC’s ability to pay all amounts due on the Notes.

•	Please see next page for additional risks.

Product Risks
•	You May Lose Some or All of the Principal Amount at Maturity.
•	The Payments on the Notes Are Limited.
•	The Notes Are Subject to an Automatic Call.
•	You May Not Receive Any Contingent Coupons.
•	Payments on the Notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the Notes.
•	The Notes Are Linked to the Lesser Performing Reference Asset, Even if the Other Reference Assets Perform Better
•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Asset Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Asset.

•	The Call Feature and the Contingent Coupon Feature Limit Your Potential Return.
•	Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses.
•	Prior to Maturity, the Value of the Notes Will Be Influenced by Many Unpredictable Factors.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes Set Forth on the Cover Page of the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	The Securities Held By the XLE Are Concentrated in One Sector, and a Small Number of Securities May Adversely Affect the Performance of the XLE.
•	Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Assets.
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets.
•	An Investment in the Notes Is Subject to Management Risk.
•	The XLE and its Underlying Index Are Different.
•	We and Our Affiliates Do Not Have Any Affiliation with the Advisor or the Sponsor of the XLE or its Underlying Index and Are Not Responsible for Its Public Disclosure of Information.
•	The Policies of the XLE’s Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value.
•	Changes that Affect the NDX and the SPX Will Affect the Market Value of the Notes and the Payments on the Notes.
•	We Have No Affiliation with the Index Sponsors and Will Not Be Responsible for any Actions Taken by the Index Sponsors
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets.
•	The Payments on the Notes Are Subject to Postponement due to Market Disruption Events and Adjustments.
The risks set forth in this document are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Product Risks” above, the “Selected Risk Considerations” section in the terms supplement and the “Risk Factors” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes.  This document is only intended to be read together with the preliminary terms supplement and related documents, which may be accessed here.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.